Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

FTI CONSULTING

Moderator: Eric Boyriven

November 05, 2010

8:00 am CT

Operator: Good day everyone and welcome to the FTI Consulting Third Quarter Earnings conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s 2010 third quarter results, which were reported earlier this morning. Management will begin with formal remarks after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions, business trends and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release we issued this morning, a copy of which is available on our Web site at www.fticonsulting.com, as well as the disclosures under the heading Risk Factors and Forward-Looking Information in our most recent Form 10-K and in our filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call. During the call, we will discuss certain non-GAAP financial measures such as EBITDA.

For a discussion of these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way, I’d like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you, Eric. Good morning and thank you all for joining us. With me on the call are Dennis Shaughnessy, our Chairman; David Bannister, our Chief Financial Officer; and Dom DiNapoli, our Chief Operating Officer.

Our results were released first thing this morning and I hope you’ve had a chance to review them. If not, they are available on our Web site at www.fticonsulting.com.

Since we last spoke, the business climate and our view have not changed. It is our goal on this call to briefly recap our third quarter performance and then open it up for your questions.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

As was true last quarter, as a general matter, our pro-cyclical businesses continue to follow the trajectory of the improving economy, while the high-yield market, and at least temporarily sympathetic creditors, continue to impact the restructuring side of our business, with the continuing caveat that M&A and capital markets work remain very slow and that affects almost all of our segments.

Unlike last quarter, however, where our pro-cyclical businesses did not improve as fast as we thought and our Restructuring business declined faster, in the third quarter, growth in our pro-cyclical business all but offset the decline in restructuring, even comparing to a record third quarter last year.

The harder part was equaling the profitability of the declining restructuring revenues, which at the margin are our highest. As I said, our third quarter revenues of $346 million were down only slightly from a third quarter record $349 million a year ago despite a 14% decline in our Corporate Finance/Restructuring segment.

Excluding Corp Fin, aggregate revenues of our other segments increased about 7% year-over-year, with outstanding organic growth performance in Forensic Litigation and Technology.

The $346 million of revenue in the quarter was also fairly consistent with the $349 million that we reported in the previous quarter, which supports our view that we are bumping along the bottom here while we transition through the economic cycle.

Adjusted EBITDA in the quarter was $65 million compared to about $78 million a year ago, again, hard to top the profitability in Restructuring revenues generated at the peak of a bankruptcy cycle.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

The third quarter adjusted EBITDA margin was 18.8%, down from 22.3% a year ago, but again virtually identical to the second quarter. Our EPS in the quarter was 47 cents compared to earnings per share of 70 cents a year ago.

EPS included a 7 - including - included a 7-cent charge for the early extinguishment of debt in connection with our financing activities, which I will go into in detail in a few minutes. Excluding this charge, our adjusted earnings per share was 54 cents.

Our tax rate in the third quarter was a more normalized 38% compared to 32% in the prior year period when we implemented some strategies to enhance our tax position. The impact of the prior year tax benefit, however, was ameliorated by the positive impact to earnings per share from a reduced share count as a result of our continuing share repurchase program.

Behind the numbers, there were two important stories worthy of highlighting, the major improvement we achieved in our capital position and the progress we made in our international expansion.

We have often talked about the importance of having a global presence in order to serve our clients wherever their problems are and wherever their capital flows.

The fruits of our investments on this front continue to pay off as our revenues outside the U.S. increased a robust 16% in the third quarter and grew as a percent of total revenues from 19% a year ago to 22% this quarter.

Growth was also robust in the Asia-Pacific region where we have made major investments this year and have seen growth in our Asian Investigations practice. Our International Arbitration practice that we’ve been building in Economic Consulting continues to gain traction in the market and also posted a strong revenue growth from the prior year quarter.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

The acquisition of FS Asia Advisory, formerly Ferrier Hodgson Hong Kong Group, one of the preeminent restructuring firms in the region, is another important step for us that greatly enhances our critical mass in the Asian market and solidly positions us to participate in the capital flows going into that market.

We are now better able to advise our clients who are investing capital in Asia with on-the-ground resources and local marketing knowledge and expertise in restructuring, due diligence of FCPA specifically, as well as a broad set of capabilities across our Corporate Finance/Restructuring, FLC, Strategic Communications and Technology segments in Asia.

We now have 335 people in Hong Kong and throughout Asia, rivaling Washington and Chicago to be our third largest office. At the corporate level, an important strategic accomplishment in the quarter was the financing we put in place that provides us with fixed low-cost source of capital to fund our plans for growth and expansion.

We originally set out to take advantage of the current very favorable conditions in the debt markets to raise $350 million. The response to our offering was very strong and we were able to increase the capital raised to $400 million with a maturity in 10 years and secure an attractive rate of 6-3/4%.

Proceeds from this offering enabled us to retire $200 million of our 7-5/8% notes that were due in 2013. So we were able to extend our maturity schedules at lower interest rates and raise net cash of $187 million to execute our business plan.

During the quarter, we also entered into a $250 million five-year credit agreement that replaces the $175 million credit facility that was due to mature next year. This also provides us with more capital to invest in our business. Now I’ll look at the segments.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Revenue in our Corporate Finance/Restructuring segment in the quarter was $109.7 million, a decline of $18 million or 14% from a year ago and slightly less than the $111 million in the prior quarter. Our second and third quarter results compare against the peak of the restructuring cycle in the middle of 2009 and reflect the significantly lower level of activity in that market.

Adjusted segment EBITDA was $26.7 million in the quarter, equal to 24.3% of revenues. This was down from the extremely high margins at the peak of the cycle but in line with the 2010 second quarter. We are managing head count and expenses in the business to maintain our margins.

The Forensic and Litigation Consulting segment had an excellent performance in the quarter. Even comparing against the year-ago period when we were extremely busy with two large fraud cases, FLC reported an increase of 12% in revenues for the quarter.

The vast majority of this organic growth, one of the strongest organic growth rates for FLC in recent history, was driven by an overall increase in corporate litigation and investigations activity, continued strong results from the regulated industries practice, especially in healthcare and pharma, the Ibero-American and Asian investigations practices, several new FCPA investigations and cases arising from the financial crisis and mortgage-backed securities.

Adjusted segment EBITDA in FLC was $20.2 million, equal to 24% of revenues, up from $18.6 million a year ago. Adjusted segment EBITDA margins were down a little from a year ago but consistent with the 2010 second quarter.

In Economic Consulting, revenues were flat year-over-year at $59.4 million despite continued slowness in antitrust M&A, of continued strong growth of our European operations and good securities and financial litigation activity, such as the Terra Firma versus Citigroup case where Dan Fischel and his team helped our client and the folks at Paul Weiss achieve a stunning victory yesterday, added to the mix and kept the business going.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

In addition, our activities in International Arbitration continue to pick up steam and our investments in building out that team are paying off. Adjusted segment EBITDA for (ECon) was $11.9 million compared to $14 million a year ago and adjusted segment EBITDA margins were 20% of revenues compared to 23.4% of revenues a year ago.

Our original view that we will participate in the eventual upturn in strategic M&A and large investigations remains intact. Companies have come out of the recession with an extremely high level of liquidity and in absence of momentum in developed world economies are likely to look outside their home markets and make up the slack with deal making that takes them into higher growth markets.

We’re pleased to see that activity began to pick up during September and this momentum has continued through October. Technology also had an excellent quarter.

Revenues grew 10% to about $43 million on the strength of increased litigation and investigations activity, increased hosting volumes and the continued success of our Acuity document review service offering.

While M&A second request and certain product liability engagements remained below normal, Technology experienced faster growth outside the U.S. from increased work on litigation and regulatory matters in Europe and Australia.

Adjusted segment EBITDA in the quarter increased 20% to $13.9 million and the adjusted segment EBITDA margin in the quarter was a strong 32.6%. We have aggressively managed expenses to maintain margins in the face of competitive pricing in this segment.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

In the absence of buoyant M&A and IPO markets, Strategic Communications continue to recover from the impact of the recession. Revenues in the quarter increased 6% to a little over $50 million, the best revenue figure for this group since 2008.

The Americas contributed a good portion of the growth as they continue to increase the breadth of their engagements with key accounts and were helped by crisis work on Transocean and Asia-Pacific also had strong performance.

Business trends overall have improved from 2009 and the segment recorded its fourth consecutive quarter of net annualized retainer wins. Adjusted segment EBITDA margins improved to 14.4% in Q3 from 13.8% a year ago, thanks to the strong management of expenses.

To sum up, while we managed through the transition of the economy, we are working hard to put in place the operational and financial infrastructure that will promote our continued success.

We are strengthening our ability to service our clients on a global basis, with greater critical mass and broader expertise in the regions with high growth potential and these efforts are paying off. We continue to make selective hires on acquisitions that deepen our skills and these investments are increasingly getting traction in the markets as they gear up.

And we have put in place a robust capitalization that provides us with the fixed low-cost sources of funds to enable us to invest in those assets, which will drive our growth.

With that, we’ll turn it over to your questions.

Operator: Thank you. The question and answer session today will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch- tone

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll take as many questions as time permits. Once again, please press star 1 on your touch-tone telephone to ask a question. We’ll pause for just a moment to assemble the queue.

We’ll go first to Tim McHugh with William Blair & Company.

Tim McHugh: Yes, hi, guys. First wanted to ask about the Restructuring business. (If I just heard) that the acquisition you made in that segment, it seems like revenue still fell off a little sequentially there.

On the last call, I think you had suggested you felt like you were starting to see signs of stability over the last couple months. I can’t remember the comment exactly, but I think it was the last few months. Can you - does that mean the business fell off later in the quarter? Or can you just give us an update on sort of your sense of stability there or if you think we’re starting to get to a base level?

Dominic DiNapoli: Good morning. Dom DiNapoli. I think we’ve, you know, stabilized that business. I don’t see a fall off. As a matter fact, you know, there’s been some slight upticks in activity. The - certainly the Asian acquisition added to this year and to this quarter and we’re expecting, you know, great things from that.

But it was a - there were a number of factors. The head count was down when you exclude the 94 people that we added in Asia. So utilization is starting to pick up a little bit to levels that we’re more comfortable with. We did right size the business as you know. We took some people out of the healthcare, so we’ve rebalanced the healthcare practice.

You know, the, you know, on the success fee side, we’re about the same as we were in the last quarter, so it wasn’t the success fee side that changed the numbers.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

I think, you know, we’re at a point now where I think we’ve right-sized the business. We’re seeing good activity coming in and we’re pretty comfortable going forward that, you know, we’re positioned now at the staffing level that’s appropriate for the activity that we see coming down the pipeline.

Tim McHugh: Okay. And then my other question would be both for the Restructuring as well as Economic and then maybe for Communications here. Can you elaborate a little more on your views on how M&A impacted you this cycle - or this quarter?

And then going forward, you had started off with a comment that it was very slow. The headlines would suggest that, you know, at least late in the quarter it was good. Is it just a delayed impact from that and…

Dennis Shaughnessy: Yes, hi. (This is Dennis).

Tim McHugh: …you know, maybe talk about that?

Dennis Shaughnessy: I’ll take the M&A. I think, you know, the - we saw a significant slow down in matters where we were already engaged and they just simply weren’t moving.

So I think that how much that is people were sitting back trying to, you know, get a line on what was going to happen post-election or whether, you know, they were concerned about, you know, their own businesses slowing down and wanted to get a better feel on what the second half looked.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

There was a precipitous drop, at least in our engagements moving forward, as well as new engagements being booked, you know, in the competition, you know, area. So I think that, you know, it, you know, we just didn’t see it.

It’s starting to pick up. We’re starting to see some of the engagements, you know, where we were already retained, you know, starting to heat back up again. And, you know, I think that, you know, overall the group is obviously doing very well. This is the one missing piece.

And it does sort of flip-flop quarter-to-quarter. They had a very good first six months, you know, in competition, but it really slowed down in the third quarter.

So we’re cautiously optimistic that, you know, with maybe a little more stability in the marketplace, a little more predictability on the political landscape, that you’ll start to see people pulling the trigger on some of these deals.

In Strategic Communications it’s really the same thing. Our backlog in capital markets work is huge. I mean we have, you know, lines of clients in Europe and the U.S. who would love to access the equity marketplace and, you know, are simply waiting for a hospitable market. I mean I think you would probably have as good, you know, perspective on it than any of us.

Right now it just isn’t there, except in sort of very limited windows opening up for unique offerings. But the business is there once the capital markets, you know, signal.

So they have really improved their operations through new client wins, you know, standard retained business, not only stabilizing but growing and then a lot of the crisis work the companies still need for a wide variety of issues around the world.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Tim McHugh: You once said before, roughly what size or how big the - your M&A exposure is. Can you remind me of that? Or do - if you have that or remember that offhand?

Dennis Shaughnessy: I would think M&A, you know, conservatively has a 10%, 15% influence across all of the groups.

Tim McHugh: Okay, Thanks.

Operator: We’ll go next to David Gold with Sidoti.

David Gold: Hi, good morning.

Male: Hey.

David Gold: So just to follow up on the Restructuring question then. Dom, if the business feels stable and I guess jelling that with the comments that - Jack’s comments that you’re going to manage the business head count and expenses to maintain margin, does that suggest that basically you’ve managed those expenses to sort of this level to that stability?

Dom DiNapoli: Yes, it would. You know, as I mentioned, we have reduced head count. You know, we’re watching, you know, all non-necessary expenditures and, you know, we’re - yet we’re still making investments in people and marketing as we believe is appropriate to grow the business and be positioned when the Restructuring business does come back, which it will.

David Gold: Yes, okay. And then can you speak for a second there the, you know, assuming we’re in a declining period for some time, just a little bit of a reminder on the fungibility of the - at least at the junior levels with professionals there?

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Dom DiNapoli: Well, the two practices that have staff with the most similar backgrounds and skill sets are Corporate Finance and our FLC practice. So we can move the people back and forth so we don’t have to build those two practices as silos. And we do have mechanisms in place to reward moving people back and forth.

And probably where you see that the most is in some of our developing regions including Asia where, you know, where we’re working with the practice leaders in both Asia and South America, Spain in particular are one of our newer offices, to really move the people across the practices.

So we don’t feel the silos, particularly where you don’t have, you know, the market dominance that we have in the United States for the individual practices.

So working together as a team, it’s much more efficient and the go-to-market strategy is, you know, to play bigger. Even though we may not have as many people, we work together and the - with the skill sets that are the same, they really are pretty interchangeable.

David Gold: Yes, yes, okay. And then just one last one if I might, on the litigation front, pleased obviously to see some pick up there, but just broadly thoughts on both sustainability and basically what’s gotten us to the (thaw out) and, you know, I mean is that something that you expect continues into next year?

Dennis Shaughnessy: It’s - David, it’s Dennis. It’s picking up pretty broadly…

David Gold: Yes.

Dennis Shaughnessy: …significant pick ups in Asia in investigation, risk assessment and arbitration work sort of, you know, generated by the significant increase in the capital flows out there, significant pickups in FCPA work, not only here in the States but also over in Europe.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

And, you know, I think a lot of the retentions that we were getting in related to the financial crisis and especially related to, you know, mortgage, you know, issues are - have now matured to where, you know, there’s some serious litigation going on.

We’re involved in those and I think that’s, you know, one of the - I think we’re starting to see the purse strings loosen up a little bit in the Corporate Litigation side, but a lot of these are - have - the catalysts for them were financial stress and that’s just now I think maturing.

David Gold: Perfect. Thank you both.

Dom DiNapoli: David, we’re also seeing a lot more investigations in some of the turnaround and restructuring work, particularly outside of the United States where you’ve got to really search for the assets.

So we see there - again, working with the practice - having the practices work together in places like Hong Kong and China, it really does allow us to keep the staff at the optimum level by sharing the resources across the practices.

Dennis Shaughnessy: Yes, David, I think one thing to note too on how sort of broad-based this improvement is, is, you know, this group had to replace $40 million in revenues, you know, that were generated off of two unique, you know, and very publicized fraud cases.

So not only have they grown year-over-year significantly, they had to replace $40 million, you know, that fell off from two cases. So they’ve had - they’re having a very, very good year in new engagements and engagements that are maturing into very large operations.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Jack Dunn: Yes, we’ve seen breadth not only across the world but even in the U.S. Our new Boston office is not knocking the cover off the ball.

Dennis Shaughnessy: Yes.

Jack Dunn: So it just - it does feel like the, you know, there really has been a turn of events in that area.

Operator: We’ll go next to Paul Ginnochio with Deutsche Bank.

(Atto Garrett): Hi, good morning. This is actually (Atto Garrett) on behalf of Paul Ginnochio. And I was looking at fourth - your implied fourth quarter guidance. It looks like it’s 74 cents to $1.04 and that seems a little bit higher relative to recent performance in the (street). I…

Dennis Shaughnessy: Yes, I would say that, you know, obviously, we don’t give quarterly guidance. But I would basically make this statement for your model building. I would say that short of, you know, any kind of extraordinary surprises, you know, an upside or downside, we would expect the fourth quarter to look, you know, approximately, you know, something like the third quarter.

So you would see, you know, maybe a slowing in the rate of descent of Corp Fin but still having the comp, you know, record quarters last year. Again, you know, building momentum but not, you know, earth-shaking, you know, change in one quarter in the other four businesses.

So, you know, we would look for something, you know, approximately the same as this, you know, performance short of, you know, some surprising events.

(Atto Garrett): Okay, great. Thank you. And also I was wondering - I have a question regarding the Acuity offering. Can you give me some like an estimate of the revenue size of - relating to Acuity or its impact on year-over-year growth?

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Dennis Shaughnessy: It’s a new product into the market. It’s being very well-received. You know, we do not break out the individual revenues per product, but it is, you know, it is making an impact but it’s still relatively small as a percentage of, you know, of the overall Technology revenues.

The great news about Acuity is we’re seeing now significant adoption, you know, in the second half of the year. So we would anticipate next year, it could in fact be a material contributor to us.

Jack Dunn: And by definition, the area of the market that it attacks are always, you know, large cases, you know, typically - not atypically seven figures. And so if it does catch on the way we think it will, it can be a dial mover for us going forward.

(Atto Garrett): Great. Thank you very much.

Operator: We’ll go next to Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi. First a bookkeeping question. What was your end-of-quarter share count, please? If you can pick up that number, please? And then more broadly, with the slowing demand environment, I guess I have two questions that relate to that. One is…

Dennis Shaughnessy: Could you speak up a little, Arnie? We’re having a hard time hearing you.

Arnie Ursaner: Is that any better?

Dennis Shaughnessy: That’s better. Thank you.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

Arnie Ursaner: Okay. With demand slowing, just are you seeing your, you know, even good-quality competitors reacting to some of that by price and - or are you seeing customers knowing there’s a fair amount of capacity out there, pressing you on price?

And then as a follow-up to that, in terms of consultant utilization, where obviously you do a lot of work and people that work hard in your organization don’t work 40-hour weeks. They work substantially more and bill substantially more hours than that.

With the slow down, even with the head count in place, is that going to have a pretty meaningful impact? Maybe remind us, if you would, how you think about utilization? You don’t do it on a 40-hour week. And whether the slow demand trends are impacting even the existing consultants you have and their billable hours?

Dennis Shaughnessy: I feel like Rodney Dangerfield. That was a ten-part question in Back to School. Go ahead, Dom. Why don’t you start?

Dom DiNapoli: Arnie, I’ll start with the pricing. You know, we always - I think last quarter, we started to feel a little bit of pricing, but it - pressure, but it does vary by practice. We’re not feeling a lot because, you know, in the cases that we get involved in, we are event driven. So it’s less price sensitive than if we were just, you know, just regular consulting, strategic consulting segments.

The, you know, the areas where you feel the total - the rates down is because of the size of the cases has kind of decreased, particularly in Corporate Finance.

So if you’ve got a mega case, you can command probably a larger monthly retainer. In the smaller cases, you just can’t get the same level of retainer. Now it’s not as much work, but it’s not that much less work.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

So it’s not, you know, just a matter of reducing the rates. They just look at the size of the case and they just are not as comfortable with the $200,000 to $250,000 a month retainer.

The - on the positive side is, you know, over the years, we’ve been a lot more successful in getting success fees. So that offsets a lot of the downside in the hourly, which, you know, that fluctuates a little bit based upon the input versus the amount of fees that we agree to on an hourly basis. But at the end of the case, you know, we usually come out significantly on top of an hourly rate.

Dennis Shaughnessy: Yes, I think if you look at segment by segment, (ECon), you know, really has no price sensitivity. Even though the M&A, you know, market, you know, fell off in the quarter, you know, the high-end litigation they did such as the Citi case that Jack mentioned and a raft of others that they’re involved in, there’s not a lot of price sensitivity there.

There’s not a lot of price sensitivity in our Regulatory business there, either here or in Europe. In Technology, as we pretty much consistently told you, the price of storage, you know, it’s a function of Moore’s Law.

And each year it does go down, but, you know, it’s - we’ve been able to manage through that with increased volumes. The actual offerings, it seems to us have to a certain extent, stabilized. You know, the pricing definitely went down, but it has now seemed to stabilize.

In FLC, I think it’s, you know, it depends on the market you’re in. I would say that there’s still a significant price competition, Arnie, in the U.S. in the mid-market, the smaller cases. Again, the bigger, the more complex cases, as you can imagine, there’s less price sensitivity.

But overseas, we’re not seeing it. So in Asia, down in Latin America and in Europe, prices seem not only to be stable, but in some of the growth markets they are increasing.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

And then I think, you know, we certainly have seen stabilization starting in the beginning of the year of pricing on the retainers in Strategic Communications.

And, you know, again, not seeing a lot of, I mean I think we’ve seen a contraction in the competitors there. So we actually, you know, the market has fewer competitors in it. So I think the pricing has been reasonably stable.

I would say where we would be feeling it the most, as Dom said, is in smaller jobs in Restructuring since, you know, clearly that market is returning to sort of a new normal.

Jack Dunn: All right, the share counts, the weighted average shares for the quarter were 46,808,000 and the shares outstanding at the end of the quarter were 46,427,000.

Arnie Ursaner: Thank you very much.

Operator: We’ll go next to Tobey Sommer with SunTrust.

Tobey Sommer: Thank you. Two questions. Just wondering if you could describe how your kind of initial thoughts are on planning for hiring headed into 2011, given some of the puts and takes you’re experiencing in the segments now?

And then, you did have a capital raising. You extended your maturities and have a decent amount of cash and obviously generated a good amount of cash in the quarter. So wondering about your thoughts regarding the usage of that cash? Thanks.

Dennis Shaughnessy: Okay. Hiring - I would say, you know, clearly, as Dom has said, we have continued to right size. We took severance in the quarter, you know, in Corporate Finance as we continued to right size that down to, you know, its new demand, the new demand curve in the marketplace for it.

FTI CONSULTING

Moderator: Eric Boyriven

11-05-10/8:00 am CT

Confirmation # 9642168

I would not see us, you know, making, you know, across-the-board substantial hires there, but clearly in, you know, it’s not a homogeneous market. I mean, as Dom was saying, Spain, for example, in restructuring has really heated up and I think you’ll see us adding people there.

Asia, you know, is still a very vibrant market for Recovery and Restructuring, so I think you would see us adding there. And Latin America, you know, again, has had a very good year in Restructuring and you could see us adding there. The U.S., probably, you know, not. We think we’re sort of at a right area there and that might balance off, in all honesty, some of the new hires somewhere else.

Jack Dunn: With the caveat that, you know, the things that are pro-cyclical, our Transaction Advisory business, I think you’ll see moves there and our Real Estate...

Dennis Shaughnessy: Right.

Dom DiNapoli: Valuation.

Jack Dunn: …and the Valuation business are areas where, you know, as the economy swings, should be very good. And we have those housed in Corporate Finance.

Dennis Shaughnessy: I think the use of the - the use of the funds hasn’t changed. We will continue to buy our shares. We will finish out over - certainly by the, you know, end of, you know, let’s say, certainly by the next four quarters, which will be the end of our authorization, the remaining $250,000,000 authorization that we have to purchase our shares, which I think is now down to about $220,000,000 something like that.

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Jack Dunn: Two hundred and twenty-five million dollars of (remaining)…

Dennis Shaughnessy: Two hundred and twenty-five million dollars left. So you’ll see us doing that. I mean, we’re not rushing in, but we’re certainly going to take advantage, you know, of opportunities to buy the stock.

We are engaged in conversations with, you know, companies that will help build us, you know, a stronger captive channel distribution internationally, especially Asia and Latin America. We are engaged in conversations with companies who would clearly make us much more muscular in our European operations.

And we’re engaged in conversations with companies that would increase our domain expertise in other areas. Some of these are fairly sizable companies. It’s impossible, Tobey, to predict, you know, whether or not we can close these.

But I think I’m optimistic that, you know, we’re going to get some of these done. Clearly we do have the ability, you know, to finance them and, you know, use our own cash and we are very well aware of the negative arbitrage, you know, on the books for holding this much cash. So we need to get it to work.

Tobey Sommer: Thank you very much.

Operator: We’ll go next to T.C. Robillard with Signal Hill Capital.

T.C. Robillard: Great. Thank you. Good morning, everyone. Just following up on the use of cash there. Would you be - would you feel comfortable or would you be willing to do multiple acquisitions at the same time or within (fourth period)?

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Dennis Shaughnessy: Yes, now we’ve done that in the past. We’ve done that in the past. We feel, you know, very comfortable, especially now. I mean we really have spent the last three years building out a global infrastructure with support, you know, groups in Europe, support groups in Asia, Latin America and here obviously in the States.

And it makes it a lot easier to close, you know, simultaneously or in quick, sort of linear, you know, succession, multiple acquisitions because we have teams available to pick up and do the integration fairly quickly (in situ). So we would not hesitate at doing multiple acquisitions and, you know, have the resources to do it.

T.C. Robillard: Okay. And then to just go back to your comments on guidance, given the increased interest expense and kind of a similar earnings level per your comment, it’s implying that you’re going to see a sequential uptick in the EBITDA margin.

And I’m wondering where you could see some of that. Are you planning to still do some more right-sizing on the head count side? Is it a function of a couple of your pro-cyclical business continuing to show incremental margin improvements? I - if you could just help me there, that’d be great.

Dennis Shaughnessy: Well I think what I was trying to tell you is what we have is we have a base that I - of - we’re approaching a base level for Corporate Finance. I think as Jack illustrated, you know, we are actually starting to see some very good growth in the other areas and we’re still seeing decline in Corporate Finance.

It really is hinging on where you start to see that floor kicking in on Corporate Finance. We’re cautiously optimistic, watching the billable hours now. The utilization in Corporate Finance is starting to move in the right direction. And clearly, the biggest drag on margin is utilization.

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You know, and it’s in pockets, so it’s not a nicely homogeneous, you know, some areas in Corporate Finance, utilization is doing extremely well. Others, it is not good.

But we’re moving resources around. Some of the areas that are slow are starting to heat up a little bit, so the biggest change, you know, in margin will be driven by Corporate Finance stabilizing into sort of a new normal. And so I said, I think we’re cautiously optimistic, you know, that we’re on the right, you know, we’re attacking in the right area.

Now whether it hits us in the fourth quarter or is more of a first quarter phenomenon, we at least are starting to see, you know, some stability and some, you know, consistency in meeting, you know, monthly, hourly forecasts versus, you know, sort of consistently missing them because of business burning off and not being able to replace it.

So it’s hard. You would think in our business it’d be the easiest thing to be forecast quarterly. It’s actually harder to forecast quarterly because there’s so many things that swing in.

And then the fourth quarter, remember is the quarter where we tend to book most of our success fees that are based on a calendar year performance. That can, you know, have a meaningful in - you know, the success fees have, as you can imagine, a very high margin, you know, attached to them because, you know, they’re - they are, you know, post, you know, assignment fees.

And, you know, depending on how they fall in. If they all fall in the fourth quarter, you’ll see the margin move. If some of them fall in the fourth quarter, some of them fall in the first quarter, you know, you might see the margin move more in the first quarter as that result. So it’s a little bit of a timing and it’s - this is a very difficult quarter for us predict.

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T.C. Robillard: Okay, fair enough. I understand that. That color is very helpful. I guess given your cautious optimism on the base revenue level for the Restructuring practice, Corporate Finance/Restructuring practice, how - should we be thinking stability in the head count sequentially as you have that optimism? Or do you expect to continue to prune a little bit there?

Dominic DiNapoli: I’d think stability is probably the best guess at this point. We have been prudent, as Jack and Dennis had said. And I think we’re pretty comfortable with the levels of staff that we have now and the level of utilization that we’re running, certainly towards the end of the third quarter and as we move into the fourth quarter.

And, you know, with the fourth quarter, you’ve always got holidays and that’s the wild-card. Thanksgiving and Christmas, they get bigger and bigger every year it feels like.

And the thing that helps us mitigate that in the past is having the large cases like the Lehman Brothers and the General Motors and, you know, some of the other large cases that we’ve had, where we’re able to keep people busy, even though as, you know, the holidays occur and our staff and our client’s staffs take time off.

So that’s the wild card in the fourth quarter, but, you know, right now, we’re pretty comfortable with the level and - the level of people and the utilization that they’re running.

Jack Dunn: Yes, we didn’t do a big production of highlighting certain areas where we again took the time and the expense to clean up our company a little bit. We wrote off a couple of Technology things during the period. We had a couple million dollars of severance. We had, you know, the legal fees and things with the acquisition.

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But I think they’re, you know, those things will normalize out and I think, you know, we think we have a very solid base, especially with the stabilization of Corporate Finance/Restructuring to, you know, start to produce the numbers that we like.

T.C. Robillard: Okay. Thanks for the - thanks for the color. That’s all I had.

Operator: We’ll go next to get Dan Leben with Robert W. Baird.

Dan Leben: Thanks. Good morning. Just within the Technology segment, could you talk a little bit about the pricing pressure there and the costs up sequentially? You know, the revenue was essentially flat from the second quarter, but the EBITDA number dropped by a couple million?

Dennis Shaughnessy: I think we’re doing a good job of cost control. I think the, you know, clearly, the it - the actual decline in hosting pricing has been more than offset by a, you know, a big volume surge. So they’ve been very successful in obtaining new business.

The, you know, I think we’ve - we’re starting to see stabilization of pricing on the actual Technology offerings side. And that doesn’t mean we won’t see some new guy come in with another, you know, way of doing it and try to sort of buy their way into the market.

But it does appear to us, you know, that the actual, you know, sort of severe price competition, while it hasn’t gone away, it seems to be getting a little more sensible.

We’ve been very fortunate in having big wins. So going to Dom’s point, you know, the larger the transaction, the less price sensitivity, normally because the risk, you know, and value associated with them. And it’s also much easier for us to man them and to manage them and that helps our margins.

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Jack Dunn: We also had a high-class problem in the quarter in that some of our new products obsoleted some of our older ones. And we had about $2.8 million of write-offs of...

Dennis Shaughnessy: Right.

Jack Dunn: …older licenses and things that the Acuities, et cetera are going to, you know, make thankfully obsolete and more than make up for that. So that artificially affected the...

Dennis Shaughnessy: Right.

Jack Dunn: …margin there a little bit.

Dan Leben: Great. Thanks, guys.

Operator: We’ll go next to Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi: Hi, guys. My first question here is just on the M&A side. It seems like the number of M&A or acquisition - the amount of acquisition activity’s picking - picked up a little bit here in the third quarter.

Maybe you could just help us try and understand what we see from sort of the amount of acquisitions taking place and what you see in your business? And is it, you know, how long would there be a lag to see that in your numbers if we were to see that increase rapidly?

David Bannister: Joe, it’s Dave Bannister. I think the data supports what you’re saying, that the third quarter overall M&A activity globally is up somewhat versus the third quarter of last year, about the same as the second quarter. What we saw underneath that, that was not much in the way of strategic acquisitions.

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Moderator: Eric Boyriven

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So our business is mainly driven by the need to deal with antitrust concerns and associated second request work. And we did not see significant acquisitions in the quarter driving that particular need. It is also correct to say that our revenue would trail the announcement of those events in most cases.

So it would be the filing of the initial documents and so forth with the Department of Justice here and the commission in Europe and then an inquiry that would trail it by anything from, you know, a month to three months, I would say. But there really was not a lot of strategic acquisition work in the third quarter.

Joseph Foresi: Okay. And then just sort of on the - I know it’s - your business has got pro-cyclical and obviously countercyclical pieces to it. As an outsider sort of looking in, in what areas do you see as potential catalysts heading in to 2011?

And maybe you could talk a little bit about, you know, do we need to see a direction in the economy, either on the pro-cyclical side or, you know, a reversion on the countercyclical side to see, you know, the net result be positive for you guys?

Dennis Shaughnessy: Clearly, we, I mean everybody always asks us who - how do we route? We route for (up), you know, economy. I think it’s - you will - you’re going to see a stabilization of Corp Fin and the Restructuring side and mainly because it has some other elements in it, as we talked about, that tends - tend to be pro-cyclical like Transaction Support and some of the real estate work.

The capital markets clearly influence us and M&A influences us. The capital markets - if the capital markets heat up, you’ll see significant increases in business on the Strategic Communication side. If the capital markets heat up, that’s normally a reflection of confidence.

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I think you’ll see companies get more testosterone, more aggressive in their civil litigation or maybe get more aggressive in their defense against some of the governmental inquiries that they’re facing. I think you’ll see more deals, as David said, on a strategic basis.

And if valuations get higher in some of the areas, you’ll see more harvesting from the private equity guys. And where they’re harvesting on a strategic basis, the sale of the company versus, you know, taking, our economists would yet, you know, involved in that and then Technology sort of touches everything.

So I would say that, you know, two things you need to watch. One, sort of where do we hit the new normal for Corporate Finance because then that’s not a drag on the other growth. And then the big, you know, outside, you know, hyper, you know, stimulus for us would be, you know, the capital markets on the equity side really open up again and vicariously you see M&A opening up.

Dominic DiNapoli: We really have the five drivers of our business - M&A, IPO activity, government investigations, litigation activity and then last but not least bankruptcies and loan defaults. And we’re seeing, you know, in the last month particular, we see, you know, the expectations for a lot lower number of defaults given the liquidity in the marketplace.

Joseph Foresi: Right. And just following up on that and my last question, you talked about the new normal in Corp Fin. It sounded like we’re headed there, but we’re not there just yet, given what your commentary was on last quarter. Is that an accurate statement and, you know, what should we - have we anniversaried that $40 million that you needed to replace in that business?

Dennis Shaughnessy: The $40 million was in FLC.

Joseph Foresi: Oh, I’m sorry. I apologize ((inaudible)) (FLC).

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Dennis Shaughnessy: And we did replace that.

Joseph Foresi: Okay. And - but how - do - are we near that new normal or are we there yet? I’m just trying to get a timeline or…

Dom DiNapoli: I think, personally I think we’re near the new normal for the bulk of the practice. There are pieces of the practice that we - that still need some work. Our healthcare practice and there’s been a - there’s been a change in the number of turnarounds that - we’ve had opportunities to pitch to because a lot of the hospital chains that are struggling, I mean St. Vincent’s in New York. They closed down.

Joseph Foresi: Right.

Dom DiNapoli: So they’re not putting as much into the turnaround as they had in the past. So that’s where the big upside in the healthcare business is. And that’s why we right sized the healthcare practice and looking at the services and how we can provide those services on a more profitable basis if, in fact, the turnaround and the large success fees associated with them are going to be fewer and further between going forward, at least in the near-term…

Joseph Foresi: Yes.

Dom DiNapoli: …as there’s been stimulus packages there where there’s a lot more Medicaid dollars to go into those facilities to, you know, support the struggling ones for a longer period of time. I…

Jack Dunn: I mean you’re seeing a lot of things heat up now I think. The, you know, for us to have more than a couple major FCPA cases open up in a quarter is a major turn that things are heating up to see the trade water - wars that are heightening between, you know, Asia and the U.S. and Western Europe. I think that’s an interesting sign. That ought to bode very well for us.

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The - we are seeing case openings for the litigation coming out of the financial crisis and we’re seeing that with a vengeance now. So I think that, you know, the key, you know, we are seeing - the growth in our pro-cyclical businesses is real.

And I think, Dom, correct me if I’m wrong, but some of what you’re seeing in Restructuring, some of the reason we’re feeling it stabilize is because some of the kicking the can has come to the end of the road.

I think that you can finesse a lot of things, but you can’t finesse when you don’t have the money to make the interest payment. That’s when the road stops and I think, you know, we’re going to start to see that.

And then typically, as you know, as you’ve followed our company, the end of the year is when you get the financial statements and they have that dreaded third paragraph in there and then you (realize you) have to do something.

There are aspects in Europe, you know, everybody wondered, you know, when was the (status) business going to come? When was the German business going to come? And it’s coming now.

So I think people are, you know, you have new capital rules in Europe. It’s going to make some of those debt for equity swaps harder to do and just replace on your balance sheet casually. So I think, you know, I - time will heal some of this as well as a dramatic change in the cycle of the economy in my opinion.

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Dominic DiNapoli: Right. And you do see different sectors, you know, struggling and other sectors doing well. Retail is starting to see a little pressure. Our Retail Restructuring practice is starting to gain some momentum. And, you know, as Jack said, we see big opportunities overseas, particularly Asia and Latin America ((inaudible)).

Joseph Foresi: And what percentage of your business is retail?

Dennis Shaughnessy: ((inaudible)) practice is doing very well.

Dominic DiNapoli: Entertainment.

Dennis Shaughnessy: Yes.

Joseph Foresi: What percentage of your Restructuring practice is retail?

Dominic DiNapoli: You know, I - we don’t break that out. That’s...

Joseph Foresi: Yes.

Dominic DiNapoli: It’s not a - it’s not a huge number.

Joseph Foresi: Okay.

Dominic DiNapoli: It’s - and I would - I’d be wrong, if I guessed and…

Joseph Foresi: Okay, okay. Thank you.

Dominic DiNapoli: You know, dollar-wise, it’s probably, you know, $20 million.

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Dennis Shaughnessy: Yes, that’s about right.

Operator: We’ll go next to Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. I just want to pick up on that $40 million of fall-off in FLC that you’re picking up. I think just in response to that last question, you ticked the main things, FCPA, Asia-U.S. trade wars and then the financial crisis heating up. But could you take us a little deeper into those three, particularly the third one? Thanks.

Dennis Shaughnessy: Well, I think we are involved in sort of the headline cases that you’ve been reading about over the last two years as potential cases. They’re very real now.

And, you know, you have to sort of go back to the beginnings of a lot of the financial crisis and then follow it through as a, you know, sort of germinated more and more activity, more and more, you know, litigation surrounding a lot of the generators and a lot of the syndicators of a lot of this paper.

And so those cases now are really moving into the active, you know, areas. And we are engaged in, you know, kind of a wide variety of those and they have been a major reason why we’ve been able to replace not only the $40 million, you know, that was burning off from the two big fraud cases but, you know, show the growth that we’re now starting to show.

The other area is growth offshore. As Jack said, I mean we are having very good years in Latin America, in our (Specialty) Investigations business, in our Political Risk business as well as Asia.

So I think when you look at those two, we’re starting to see signs that Europe is now, I mean there’s a new fraud act that’s been passed in the U.K. that has everyone starting to look at their own companies and what do they need to do. We’re seeing more FCPA activity, not only here but over in European-based companies.

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So it’s pretty much across the board, but some of the largest cases are clearly driven, you know, by investor litigation, you know, against, you know, the very big generators of these securities.

Jack Dunn: And then - and don’t forget our - as - what has kept us going through some of this cycle is an advantage we have that some of the other folks don’t have, which is our specialty practices like IP, insurance.

We have, you know, we have a huge healthcare practice that’s not related to turning around hospitals but is helping, you know, with monitorships and investigations and things like that. So it’s - across the board, we have been very busy.

Scott Schneeberger: Thanks. Just to clarify one thing on that and then a follow-up. With regard to these large, you know, mortgage situations you’re involved in, would you say it’s just a few very big one or is it widespread where there’s a lot of different litigations coming and then I…

Dennis Shaughnessy: There’s a lot of litigations. The targets is, I mean, you know the concentration in the industry, so the…

Scott Schneeberger: Yes.

Dennis Shaughnessy: …targets have become fewer, you know, but they’re bigger targets and there’s - they’re - they have a wide variety of issues associated with their consolidations, mergers, purchasers, issuing, you know, of securities.

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So fewer clients because there are fewer clients in that genre to represent. Much bigger clients because the consolidation. Much more complexity, you know, in the litigation because they’ve either inherited a lot of it through the acquisitions or in fact, you know, have been accused of participating in some of it.

So it’s - they’re big. They’re big cases, but there’s a lot of different aspects to the cases but fewer actual clients because the clients are just, you know, concentrated and consolidated and they’re much bigger.

Scott Schneeberger: Understood. And the follow-up on that is just with regard to the revenue flow there for you. It’s, you know, it’s been awhile since the financial crisis. But it now seems like those issues are coming to a head. Is it fair to say that, you know, we’re at the tip of the iceberg? Or has this been running at a level and it’s just picking up little bit now?

Dennis Shaughnessy: No. These things tend to run certain courses. You come in, you do certain investigations. You prepare for, you know, litigation or settlement talks and then depending on how they progress, you know, you move towards, you know, some kind of a conclusion. And I would say we’re certainly in some of these at the conclusion, you know, phase.

But in some of them our new activities where new classes of people feel that they have to try to access legal remediation for something that happened, you know, in a securities purchaser investment or things, you know, related to this. So it’s growing in absolute terms. Some of it I would say you’re clearly, you know, in the second half of the ball game. Others, we’re just starting.

Jack Dunn: So when you - if you think back to the last time through the cycle, if you think about 2001, 2002, the bankruptcy is a life-altering event in itself. It’s not - and people get hurt. And it’s not atypical for the results of that to end up in litigation that you’re seeing, you know, three years later.

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If you think back to HealthSouth, if you think back to Enron, if you think back to a number of the cases that - who grew out of that period, they happened about two or three years later. And we’re starting to see, you know, there was a tremendous upheaval.

The case that I mentioned earlier was about somebody’s expectations based on a 2007 model, not being able to be met in terms of financing. So people got mad and they went to court about it.

So that’s what happens and that’s why I think that we’re - the tip of the iceberg is too grand a metaphor, but I think we’re going to see, you know, good, solid, active litigation market here over the next couple years.

Dennis Shaughnessy: Yes. I think the biggest change we’re seeing from this cycle to the last cycle is clearly a different class of plaintiffs. This is not something where it’s (plaintiff strike bars) trying to quickly gather a class and on a contingency basis, you know, make a quick settlement.

These are, you know, name brand, top-of-the-line law firms representing name brand, top-of-the-line financial institutions that bought this product and, you know, they are the litigants here. They are the plaintiffs and the defendants are the generators, you know, of the product.

So it - does that mean to be more reasonable and settle? Or does that mean they’re better resourced and they’re determined, you know, to see some of these things through? I think that’s a very interesting question. We don’t necessarily have the answer on it, but it certainly is a different class of plaintiffs than we had seen in the last cycle.

Scott Schneeberger: Great. Thanks for all that color.

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Operator: We have time for one more question. We’ll go to Kevin McVeigh with Macquarie.

Kevin McVeigh: Great, thanks. I just wonder if you could talk about the SG&A sequentially? It looked like it was up a little bit. Was there any kind of specific growth initiatives in there or anything specific that you’d be able to highlight for us?

Jack Dunn: The biggest factor in there would have been the (FTD) acquisition in Asia. We picked up several million dollars of SG&A in connection with that.

Kevin McVeigh: Great. And then just to - not to belabor the fourth quarter guidance, but should we assume EPS somewhere around, you know, the 47 or 54 kind of with or without the - I know there’s the third quarter charge, but should we think about bottom line closer to the 47 or the 54 for modeling purposes?

Dennis Shaughnessy: I’ll sort of repeat what I said. I think we’ve told people and I’ll repeat it, that until we deploy the cash, we’re looking at about a 4-cent penalty because of the extra borrowings, even though it’s such at a low after-tax interest rate.

So it’s about 4 cents a share per quarter and obviously that will go down each quarter from that 4-cent number. But assuming no, you know, deployment of the cash, it’s about a 4-cent negative arbitrage. So you’ve got to start with that.

And then, again, I think what we’re seeing in the quarter right now is short of things, you know, breaking either badly or very favorably, meaning success fees, timing and things like that.

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We’re sort of thinking, you know, we’re in a stabilized, you know, floor right now. And we’re sort of looking, you know, at last quarter and saying, you know, it probably is going to repeat, you know, within degrees.

So I think, you know, that’s the best I’m going to give you, but I think it’s clearly 4 cents just to be specific. There’s a 4-cent negative arbitrage until we start, you know, aggressively deploying, you know, the cash, which we will be doing.

And then we feel that, you know, we’re probably on a path short of something, you know, happening one way or the other to, you know, have a repeat of this quarter.

Kevin McVeigh: Great. Thank you.

Operator: And I’ll turn the call back over to management for closing remarks.

Jack Dunn: Okay, well, I just want to thank everyone again for joining us this morning and we look forward to speaking with you after our results are in for the year and the first part of next year. Thank you.

Operator: This concludes today’s presentation. Thank you for your participation.

END